AMENDMENT NO. 1 TO
THE EXECUTIVE MANAGEMENT STOCK OPTION PLAN

WHEREAS, the Board of Directors (the “Board”) of UHS Holdco, Inc. (the “Company”) adopted the 2018 Executive Management Stock Option Plan (the “Plan”), effective May 9, 2018; and

WHEREAS, options under the Plan are intended to be compliant with Code Section 409A and the final regulations thereunder; and

WHEREAS, the Company desires to amend Section 8(c) of the Plan to clarify the treatment of options issued under the Plan in connection with a Change of Control (as defined under the Plan); and

WHEREAS, Section 11 of the Plan permits the Board of the Company to amend the Plan, from time to time in such manner as it may deem advisable; and

WHEREAS, the Board of the Company on August 9, 2018 approved an amendment of the Plan to clarify the treatment of Options upon a Change of Control and authorized Company officers to prepare documentation regarding such amendment.

NOW, THEREFORE, the Plan is hereby amended, effective August 9, 2018, as follows:

1.Section 8(c) of the Plan is hereby amended and restated in its entirety as follows:

“(c)Exercise. An Option issued under this Plan may only be exercised upon a Change of Control.  In the event any Option, or any portion of an Option, is not exercised within that period, such Option or portion thereof shall immediately expire without compensation to the Optionee; provided that in connection with a Change of Control, provision may be made for a payment upon a Change of Control to Optionees in consideration for Options which may equal the excess, if any, of the value of the consideration to be paid in the transaction to holders of the same number of Shares subject to such Options (or if no consideration is paid in any such transaction, the fair market value of Shares subject to such Awards) over the aggregate Option Price, if any, of such Options.”

2.Except as set forth herein, the Plan, shall remain in full force and effect following the date of this Amendment.